                                                                 EXHIBIT g(1)(b)


                      AMENDMENT TO THE CUSTODIAN CONTRACT

     AGREEMENT made by and between STATE STREET BANK AND TRUST COMPANY (the "Custodian") and G.T. GLOBAL GROWTH SERIES (the "Fund").

     WHEREAS, the Custodian and the Fund are parties to a custodian contract dated September 15, 1988 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

     WHEREAS, the Custodian and the Fund desire to amend the Custodian Contract;

     NOW THEREFORE, the Custodian and the Fund hereby amend Section 5 of the Custodian Contract entitled "Proper Instructions" to read:

     "Proper Instructions" as used throughout this Contract means a writing signed in the name of the Fund by any two of the President, any Vice President, the Secretary, the Assistant Secretary, the Treasurer or the Assistant Treasurer of the Fund or any other persons duly authorized to sign such writing by the Board of Trustees of the Fund. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. The Custodian may act and rely upon oral instructions if the Custodian reasonably believes them to have been given by a person authorized to give instructions with respect to the transactions involved. Oral Instructions shall be promptly confirmed in writing by Proper Instructions. Upon receipt of a certificate of the Secretary or an Assistant Secretary as to the authorization by the Board of Trustees, Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Board of Trustees and the Custodian are satisfied that such procedures afford adequate safeguards for the Portfolios' assets. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any three-party agreement which requires a segregated asset account in accordance with Section 2.12."

     Except as specifically superseded or modified herein, the terms and provisions of the Custodian Contract shall continue to apply with full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the ________ day of ________ 1994.



STATE STREET BANK AND TRUST COMPANY


By: /s/ [ILLEGIBLE]
    --------------------------------
    Executive Vice President



G.T. GLOBAL GROWTH SERIES


By: /s/ [ILLEGIBLE]
    -------------------------------
    Vice President